                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into as of December 18, 1997, by and between S3 Incorporated, a Delaware corporation (the "Company") and GARY JOHNSON ("Executive"),

                              W I T N E S S E T H:

         WHEREAS, Executive has informed the Company that he wishes to resign from employment as its Chief Executive Officer and President, and Executive and the Company have mutually agreed upon a plan to transition Executive's duties to Terry Holdt (Mr. Holdt and any successor thereto to be referred to herein as the "CEO"), effective immediately; and

         WHEREAS, the Company wishes to incentivize Executive to remain available to provide assistance to the CEO as requested by him on a project-by-project basis, initially as a full-time employee with the title of Vice-Chairman and, should Executive thereafter accept employment as a consultant or employee of an entity which is not a competitor of the Company, as a part-time employee of the Company with the title of consultant; and

         WHEREAS, Executive wishes to focus his attention on so assisting the CEO, initially on a full-time basis as the Company's Vice-Chairman, and, should he thereafter accept employment as an employee or consultant with an entity that does not compete with the Company, on a part-time basis with the title of consultant; and

         WHEREAS, Executive and the Company are not parties to any written or oral employment agreements; and

         WHEREAS, the parties hereto wish to enter into this Agreement to provide for an orderly transition of Executive's responsibilities and definitively resolve and settle any claims or differences which may exist between them with respect to Executive's present and future employment by the
Company:

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Appointment as Vice-Chairman; Resignation as Chief Executive Officer and President; Possible Part-Time Employment Thereafter.

         (a) As of the date of this Agreement (the "Effective Date") Executive hereby voluntarily and irrevocably resigns as the Company's Chief Executive Officer and President. Executive's title through the remaining term of his full-time employment with the Company (which shall in any event end on June 18, 1999) shall be Vice-Chairman. In this capacity,

Executive shall be available to work on a full-time basis (i.e., 40 hours per week), shall report directly to the CEO, and shall only work on such projects as are assigned to him by the CEO from time to time. Executive in this capacity shall maintain an office at the principal offices of the Company, unless he is requested by the CEO to work out of his home, in which case Executive shall vacate his office at the Company and only visit the Company premises when requested to so do by the CEO. Executive may not be required hereunder to work more than forty (40) hours in any week in order to fulfill his obligation under this Section 1(a).

         (b) Executive believes that on or prior to June 18, 1999 he may wish to accept employment as an employee or consultant to another entity which is not a competitor of the Company. In such event, Executive may, at his option (and subject to the conditions set forth herein), remain employed on a part-time basis by the Company for a period of time up to and including June 18, 1999. Upon termination of his full-time employment with the Company for any reason, Executive shall resign from the Board of Directors of the Company. Executive shall devote his efforts on projects identified by the CEO and shall be available, to the extent reasonably needed to perform such projects. The days, times and location at which Executive shall perform such tasks shall be determined by the CEO, in his reasonable discretion. Executive shall not be required to perform more than forty (40) hours of services in this Section 1(b) in any calendar month during which he shall be employed on a part-time basis. Such services shall be ordinarily provided by Executive by phone from his home, although the Company may from time-to-time request that such services be provided at its offices. Executive shall not retain an office at the Company for the provision of such services.

         (c) Subject to the terms and conditions of this Agreement, Executive's salary for so long as he is employed on a full-time basis by the Company shall be $33,333.33 per month. Subject to the terms and conditions of this Agreement, Executive's salary for so long as he is employed on a part-time basis by the Company shall be $20,000 per month, payable in accordance with the Company's standard payroll practices and less standard deductions. Such salary may not be reduced except in conjunction with pro rata reductions in salary for all executive officers of the Company.

         (d) Effective as of June 18, 1999, Executive hereby voluntarily and irrevocably resigns, to the extent such relationships are still then in effect, as an employee, Vice-Chairman, and a member of the Board of Directors, of the Company. The period of time during which Executive works on a full-time or part-time basis for the Company or otherwise receives salary continuation hereunder as a consequence of a termination without cause (pursuant to Section 1(h) below) shall be referred to as the Salary Continuation Period.

         (e) As a condition precedent to receiving salary continuation during the Salary Continuation Period, vesting continuation during the Vesting Continuation Period under Section 2, Executive shall be available to perform services for the Company, from the Effective Date through the end of the Salary Continuation Period, on a part-time or full-time basis as an employee (or at the Company's option as an independent contractor) on the terms set forth in Section 1(f), for the consideration set forth in Section 1(c) hereof.

         (f) While employed by the Company, whether on a full-time or part-time basis, Executive shall not be eligible to participate in any Company executive bonus or other bonus programs, profit sharing plan, management incentive plan, or to receive additional stock options pursuant to the Company's employee stock option plan. Notwithstanding the foregoing, if during the Salary Continuation Period, the Company (acting through its Board of Directors or Compensation Committee of such Board) approves the repricing of stock options for all members of the Board of Directors, then Executive shall be entitled to participate in such repricing with respect to his then unexercised stock options on the same terms and conditions so long as he is not in breach of any provision of this Agreement. Executive shall not accrue PTO during the Salary Continuation Period. (The Company acknowledges that Executive has accrued 146.76 hours of PTO ($28,223.42), which will be paid to Executive at the conclusion of the Salary Continuation Period.)

         (g) Executive's current health care benefits shall continue until the earlier of (i) June 18, 1999, or (ii) until Executive becomes eligible for comparable health benefits at another employer, or (iii) if Executive elects to perform on a part-time basis under Section 1(b) and, as a result, is no longer eligible for health benefit coverage under the Company's group plan, or (iv) the end of the Salary Continuation Period. In the event such benefits terminate as a consequence of the condition described in clause (iii) above, the Company will offer the Executive an election to continue his health coverage under COBRA, with the Company paying for such benefits through the end of the Salary Continuation Period.

         (h) Executive's relationship as an employee or independent contractor (as the case may be) during the Salary Continuation Period and Vesting Continuation Period may be terminated by the Company with or without cause. Except as otherwise provided herein, the Options shall continue vesting (subject to meeting the other conditions thereto set forth in Section 3) throughout the rest of the term of the Vesting Continuation Period and Executive's salary shall continue to be paid during the Salary Continuation Period at the rate in effect prior to such termination, subject to meeting the conditions thereto set forth in Section 3 hereof, if such termination is without cause. It shall be a further condition to such salary continuation and vesting continuation that Executive execute a release, dated as of the termination date in the form of the release delivered by Executive in Sections 6 and 7 hereof, provided that the Company concurrently deliver a release in the form delivered by it in Sections 6 and 7. A termination for "cause" shall only be effective if Executive is first given sixty (60) days' notice and an opportunity to cure. "Cause" for purposes of this Section 1(h) only shall mean consistent and willful failure to perform his duties as an employee (or independent contractor, as the case may be) or gross negligence after the Effective Date hereof. Executive may resign as an employee (or independent contractor, as the case may be) at any time by written notice to the Company, in which case his rights to salary continuation and vesting continuation shall terminate.

         (i) Executive shall be subject to, and comply with, all insider trading policies of the Company (including all blackout and window periods) for so long as he is a full-time employee or director of the Company and thereafter until three (3) calendar days have elapsed after the Company's announcement of earnings for the calendar quarter in which such termination occurred.

         (j) If Executive incurs reasonable expenses while providing services to the Company hereunder, he shall be entitled to reimbursement in accordance with the Company's standard policies. The Company further agrees to reimburse Executive for all reasonable past expenses he has incurred while providing services to the Company prior to the Salary Continuation Period.

         (k) The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, provided he fulfills his responsibilities to the Company under this Section 1.

         (l) Notwithstanding anything to the contrary herein, in no event shall Executive receive any compensation hereunder or vesting continuation under
Section 2 below after June 18, 1999.

         (m) At the conclusion of the Salary Continuation Period, Executive shall be paid all accrued salary, including PTO, and if he has not previously elected continuation of heath benefits under COBRA (which have been paid by the Company), he will be given the opportunity to elect health benefit coverage under COBRA. In any event, any provision of health benefits to Executive at the conclusion of the Salary Continuation Period shall be at the Executive's expense.

         2. Additional Vesting of Stock Options. Executive had outstanding, as of December 18, 1997, options to purchase Common Stock of the Company that were not fully vested (the "Options"). In consideration of the rendering by Executive of the continued employment set forth in paragraph 1, and fulfillment of the other obligations set forth in this Agreement, and subject to the compliance of Executive with his obligations under those paragraphs and paragraph 3 hereof, the Company hereby agrees that Executive's Options will continue to vest during the Salary Continuation Period, in accordance with the vesting schedule set forth in the stock option agreements relating to such Options. Such period shall be referred to herein as the "Additional Vesting Period." No options shall vest after the earlier of (a) termination or expiration of the Salary Continuation Period or (b) June 18, 1999. The portion of the Options which covers shares of stock of the Company, which in accordance with the vesting schedule set forth in the stock option agreements relating to such options, would not vest prior to June 18, 1999, shall be cancelled effective immediately and such 241,222 shares shall be returned to the employee stock pool. The Options shall be deemed amended to reduce the maximum number of shares for which they are exercisable by said amount of shares effective immediately. Executive recognizes and agrees that the result described in the preceding two sentences shall not be affected by the occurrence of a Change of Control (as defined in the Company's stock option plan) prior to June 18, 1998, and the calculations set forth herein to determine the number of options to be cancelled and returned to the employee stock option pool shall not take into account the possibility of accelerated vesting due to a Change of Control. Executive's Options shall expire ninety (90) calendar days after the earlier of (i) the expiration of the Salary Continuation Period and Additional Vesting Period or (ii) the date of early termination of the Salary Continuation Period and Additional Vesting Period in accordance with paragraph
3. An option for 100,000 shares held by Executive is subject to a vesting schedule that sets forth certain performance milestones which must be met by December 31, 1997 as a condition to initiating vesting as of the Grant Date thereof. The parties hereby agree that such Option shall be and hereby is amended to provided that (A) it is only exercisable for a maximum of 25,000 shares less any shares subject thereto which under the schedule set forth therein would not vest by June 18, 1999 and (B) the performance milestones shall be deemed met as to such 25,000 shares so as to initiate vesting on such Option (on the four (4) year schedule set forth therein) beginning on the Date of Grant thereof. The other 75,000 shares that were previously subject to such Option shall be returned to the employee stock pool.

         3. Conditions To Salary Continuation and Additional Vesting. The rights of Executive to salary continuation under Section 1, and to additional vesting of stock options under Section 2, are subject to continued satisfaction during the Salary Continuation Period and Additional Vesting Period of the following conditions, which require that Executive shall not have done or do any of the following:

         (a) Accepted employment with, or been engaged as a consultant by (whether with or without compensation and whether on a part-time or full-time basis), or served as an officer, director or partner of, or owned more than one percent (1%) of the outstanding stock or other equity securities of, any corporation, partnership, limited liability company or other entity (collectively "another company") that directly or through a subsidiary or joint venture competes at such time directly or indirectly with the Company (a "Competitor"). For purposes hereof, Competitor shall mean any such entity that designs or sells graphics, video, multimedia or audio accelerator products, including, without limitation, any products of the type which the Company is currently selling or developing or presently contemplates developing or selling in the future. In those instances in which the competitive operations are conducted within a subsidiary or division of another company, the term Competitor shall mean such subsidiary or division. As of the date of this Agreement such Competitors include, without limitation, Cirrus Logic, Trident, ATI, Alliance Semiconductor, NVidea, Xenon, neoMagic, Silicon Magic, ARK, Rendition, Oak Technologies, Chips & Technologies, Avance, Sierra Semiconductor, Western Digital, Matrox, ESS Technology, 3Dlabs, 3D/fx, TriTech Microelectronics, IXMICRO (formerly Integrated Micro Solutions) Lockheed Martin, Opti, VLSI, Intel Corporation, LSI Logic Corporation, Silicon Integrated Systems and Rockwell International.

         (b) Diverted or attempted to divert, directly or indirectly, any business of the Company.

         (c) Induced or attempted to induce, directly or indirectly, any person to leave his or her employment or consulting relationship with the Company (in each case, through assistance to professional recruiters or otherwise).

         (d) Served as a director, officer or employee of any company or other entity that hires an employee of the Company or any person who was so employed by the Company within three (3) months of being hired by such company or other entity. In those instances in which Executive's services are conducted within a subsidiary or division of another company, the reference in the preceding sentence to "company or other entity" shall refer to the subsidiary or division for whom Executive is providing services.

         (e) Materially breached his confidentiality and assignment of invention obligations under the Executive's Proprietary Information and Inventions Agreement, or materially breached any provision of this Agreement.

         (f) Initiated, filed, financed, participated as a named plaintiff in or materially aided any action or other proceeding against the Company or any of its officers, directors or employees (including any class action or derivative action) based upon any claims, liens, demands, causes of action, obligations, damages or liabilities.

         (g) Initiated, filed, financed, participated in or materially aided any proxy fight or tender offer initiated against the Company.

         (h) Induced, or attempted to induce, any customers of the Company not to purchase products from the Company; or

         (i) Ceased to be an employee of the Company (other than as a result of a termination without "cause," as defined in Section 1).

         Terry Holdt, so long as he is the Company's Chief Executive Officer or a member of its Board of Directors, shall determine whether Executive has committed any of the acts described in this paragraph. If Mr. Holdt ceases to serve in either such role, the Chief Executive Officer who replaces him shall make the determination. Such determination may, in the discretion of Mr. Holdt or such Chief Executive Officer, as the case may be, be made effective retroactive to the date that Executive committed the acts or omissions giving rise to the Chief Executive Officer's determination. If Mr. Holdt or such Chief Executive Officer, as the case may be, determines that Executive has committed any of the acts described in this paragraph 3, the Salary Continuation Period and Additional Vesting Period shall be deemed to have terminated as of the date of such breach. The Company may also pursue any and all other remedies which may be available to it as a result of such breach.

         California law generally prohibits restraining an individual from engaging in a lawful profession, trade or business of any kind (California Business and Professions Code, Section 16600, et. seq.). The parties expressly acknowledge that nothing in this Agreement is intended to prohibit Executive from working for a Competitor in any capacity, competing with the Company or otherwise engaging in any profession trade or business of any kind, in violation of California law, but rather that the provisions of this Agreement are merely designed to provide incentives for Executive not to compete with the Company.

         4. Executive's Representations. EXECUTIVE HEREBY REPRESENTS AND WARRANTS TO THE COMPANY THAT HE HAS FULLY REVIEWED THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT HE FULLY UNDERSTANDS THIS AGREEMENT AND SUCH TRANSACTIONS. IN CONNECTION WITH THIS REVIEW, EXECUTIVE HAS CONSULTED WITH LEGAL COUNSEL AND HAS HAD AN OPPORTUNITY TO CONSULT WITH FINANCIAL AND OTHER ADVISORS OF HIS CHOOSING, AND IF HE HAS DECIDED NOT TO DO SO, SUCH CHOICE WAS HIS VOLUNTARY DECISION. THE TERMS OF THIS AGREEMENT ARE VOLUNTARILY ACCEPTED BY EXECUTIVE WITHOUT DURESS OR COERCION.

         5. Mutual Non-Disparagement. The Company hereby agrees that it will not in any way disparage Executive, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company's customers or employees, in the press, or in speeches at conferences. Executive hereby agrees that he will not in any way disparage the Company, or its officers, directors, employees or products, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company's customers, or suppliers, in the press, or in speeches at conferences.

         6. Mutual Release.

         (a) General Release by Executive. Executive, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, hereby releases and forever discharges the Company, as well as its officers, attorneys, directors, employees, shareholders and agents, and their successors and assigns (collectively "Company Releasees") from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which he ever had or now has against one or more of the Company Releasees, or may have in the future (collectively "Claims"), to the extent such Claims relate in any way directly or indirectly, in whole or in part to: Executive's resignation as Chief Executive Officer and President or as an employee or director pursuant to Section 1 hereof, the fact that Executive is or was an employee, officer, shareholder or agent of the Company; the termination of Executive's employment and other positions with the Company; any services performed by Executive for the Company; Executive's employment or non-employment by the Company; any alleged harassment or disparagement suffered by Executive during his employment at the Company; any status, term or condition of such employment; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act or Title VII of the 1964 Civil Rights Act; breach of contract or any other legal basis.

         (b) Waiver of Other Recourse. Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Executive understands that if he believed that his treatment by the Company had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Executive has voluntarily decided to accept the Company's offer in this Agreement and to waive and release any and all claims he may have under such laws.

         (c) Release by Company. The Company hereby releases and forever discharges Executive, his successors and assigns (collectively "Executive Releasees") from any and all claims, demands, costs, contracts, liabilities, objections, rights, damages, expenses, compensation and actions and causes of action of every nature, whether in law or in equity, known or unknown, or suspected or unsuspected, which it ever had or now has against one or more of the Executive Releasees of any type, nature and description, or may have in the future (collectively "Claims"), to the extent such Claims relate in any way directly or indirectly, in whole or in part to, or are in any way connected with or based upon: the fact that Executive is or was an employee, officer, shareholder, consultant or agent of the Company; the termination of Executive's employment and other positions with the Company; any services performed by Executive for the Company; Executive's employment or non-employment by the Company; or any status, term or condition of such employment other than any breach of the Executive's Proprietary Information Agreement with the Company.

         (d) Continuing Obligations. Nothing under this Section 6 shall affect the parties' obligations under this Agreement, Executive's Proprietary Information Agreement with the Company or the Indemnity Agreement between Executive and the Company or release Executive from any claims arising from any fraudulent acts committed while he was an employee of the Company.

         7. Section 1542. Executive and the Company expressly waive and relinquish any and all rights which such party may have under section 1542 of the California Civil Code, which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         8. Limitation of Remedies; Standstill In the Event of Dispute. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS (FROM THE SALE OF STOCK OR OTHERWISE) OR GOODWILL, REGARDLESS OF THE FORM OF THE ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AS A RESULT OF THE BREACH OF THIS AGREEMENT OR ANY ACTION TAKEN HEREUNDER, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. The parties agree that if any dispute between Executive and the Company arises over whether any of the conditions in Section 3 have been met, then any shares issued to Executive upon exercise of the options during the vesting period, to the extent vesting thereon is in dispute, shall be placed in escrow during the term of any such dispute, and that any options outstanding and held by Executive, to the extent vesting thereon is in dispute, shall remain outstanding and unexercisable during the term of such dispute.

         9. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, addressed to the other party at the address set forth herein, or such other address as may be designated in accordance herewith:


If to Executive:                      Gary Johnson
                                      at the address set forth on the
                                      Company's personnel records


with a copy to his                    Tom E. Wilson, Esq.
counsel at:                           Morrison & Foerster LLP
                                      755 Page Mill Road
                                      Palo Alto, CA 94304-1018


If to the Company:                    S3 Incorporated
                                      2801 Mission College Boulevard
                                      P. O. Box 58058
                                      Santa Clara, CA


with a copy to its                    Jorge del Calvo, Esq.
counsel at:                           Pillsbury Madison & Sutro LLP
                                      2550 Hanover Street
                                      Palo Alto, CA 94304



         10. Support for Company's Efforts. Executive agrees to support the Company, the business groups and other organizations therein, and the management and leadership of the Company and toward that end agrees not to (a) breach his confidentiality and assignment of invention obligations under the Executive's Proprietary Information and Inventions Agreement or any similar agreement he has entered into with the Company, (b) induce, or endeavor to induce, any customers of the Company not to purchase goods or services from the Company, or (c) discourage potential employees from joining the Company or encourage Company employees to leave the Company.

         11. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, including any determination by the Company's Chief Executive Officer that Executive has committed any of the acts described in paragraph 3 or breached his obligations under this Agreement or otherwise arising as a consequence of Executive's prior or future relationship as an employee, officer or director of the Company, shall be resolved by arbitration in San Jose, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy, provided that, this paragraph 11 shall not be construed to eliminate or reduce any right the Company or the Executive may otherwise have to seek and obtain a temporary restraining order or a preliminary or permanent injunction to enforce the Proprietary Information and Inventions Agreement or other agreement referred to in paragraph 4(e) of this Agreement. The prevailing party shall be entitled to recover its reasonable expenses of the arbitration (including reasonable attorney's fees and costs, together with any other costs of the arbitration) from the other party. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. EXECUTIVE SPECIFICALLY AGREES TO WAIVE A JURY TRIAL RIGHT WITH RESPECT TO ANY BREACH OF THIS AGREEMENT.

         12. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Executive and his heirs, personal representatives, executors and administrators, and shall inure to the benefit of and be binding upon the Company, its successors and assigns.

         13. Amendment. This Agreement may be modified or amended only by written consent of both parties.

         14. Governing Law. This Agreement shall be governed by the laws of the State of California as if entered into between California residents and wholly to be performed in California, notwithstanding California choice of law rules.

         15. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof.

         16. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, the Company and Executive shall replace such provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision, and the remaining provisions of the Agreement shall continue in full force and effect.

         17. Waiver. The waiver by any party of any provision of this Agreement or any breach of this Agreement shall not operate or be interpreted as a waiver of any other provision or breach existing then or arising in the future.

         18. Expenses. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         19. Authority of Signing Parties. Each party or responsible officer thereof has read this Agreement and understands the contents hereof. Each party or responsible officer thereof executing this Agreement is empowered to do so and thereby binds himself or the party for whom he signs. This Agreement has been approved by the Board of Directors of the Company.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         21. Confidentiality. The parties acknowledge that the confidentiality of all terms of this Agreement, including, without limitation, the payment of any amount of consideration provided for herein, is of the essence. Except pursuant to a court order, or as otherwise specifically required by law (including any required disclosures in filings made by the Company under the securities laws) as determined by their respective counsel, or with the written consent of the other parties, the parties agree to maintain the confidentiality of this Agreement, and to make no voluntary statement or take any other voluntary action which might reasonably be expected to result in any disclosures of, or any publicity concerning, any of the terms of this Agreement to anyone, including, without limitation, past, present or future employees of the Company or past or future employers of Executive. Notwithstanding the foregoing, the parties may make confidential disclosures of pertinent terms of this Agreement to immediate family members, taxing authorities and to professional tax or financial or legal advisors, provided that prior to any such disclosure required to effect any such consultation, the parties shall also disclose the existence of this covenant of confidentiality.

         22. Board of Directors. Executive's rights and obligations hereunder are separate and apart from his rights and obligations as a member of the Company's Board of Directors. No assurance is provided hereunder that Executive will continue to serve on the Company's Board of Directors or that Executive will be nominated as part of the Company's recommended slate for reelection as a director at the Company's 1998 annual share-holders' meeting. Executive shall have no obligation hereunder to continue to serve as a member of the Board of Directors of the Company.

         23. Separate Counsel. The Company and Executive have been separately represented in conjunction with the negotiation and drafting of this Agreement by Pillsbury Madison & Sutro LLP and Morrison & Foerster LLP, respectively. Executive and the Company each waive any conflict, if any, arising from Pillsbury Madison & Sutro LLP's representation of the Company in this matter and in any future dispute arising therefrom and its prior and future representation of Executive and the Company in certain ongoing securities litigation.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                           S3 Incorporated



                                           By   /s/ Terry Holdt
                                               -------------------------------
                                                       Terry Holdt
                                                 Chairman of the Board,
                                                 Chief Executive Officer
                                                      and President


                                                /s/ Gary Johnson
                                               -------------------------------
                                                      Gary Johnson